Exhibit 99.1

                    Fred's Reports Year-End Results

    MEMPHIS, Tenn.--(BUSINESS WIRE)--March 23, 2006--Fred's Inc. (NASDAQ/NM: FRED) today reported financial results for the fourth fiscal quarter and year ended January 28, 2006.
    Net income for the fourth quarter of 2005 totaled $9.6 million or $0.24 per diluted share versus $10.4 million or $0.27 per diluted share in the year-earlier period, representing declines of 8% in net income and 11% in net income per diluted share. For the year ended January 28, 2006, net income was $26.1 million or $0.66 per diluted share compared with $28.0 million or $0.71 per diluted share last year.
    Commenting on the results, Michael J. Hayes, Chief Executive Officer, said, "While net income for the fourth quarter and year declined from year-earlier periods, we are pleased with the upturn evident in our operating income as the year came to a close - a 16% increase in the fourth quarter. This operating improvement, despite the many unusual challenges we encountered during 2005, reflected the positive impact of our initiatives implemented in 2005."
    Continuing, Hayes said, "Achieving a 16% operating improvement in the fourth quarter was no small feat considering the unfavorable regulatory changes we encountered in the pharmacy department, beginning with drastic reductions to Tennessee's TennCare program in July and more recently, the implementation of a new Medicare Part D program, including a shift in coverage for the dual-eligible. On top of these pressures, we had the impact on our merchandising efforts from the changing shopping habits of our customers as they adapted to reduced discretionary income due to higher energy costs.
    "The effect of these factors, especially the weakness they created in our pharmacy sales, was evident in missed expectations in the fourth quarter," Hayes continued. "Our gross margin came under pressure due to continued mix shift and lower soft-line sales. It also was affected by a larger-than-budgeted increase in our LIFO index, which exceeded last year's increase. Similar to the experience our customers have confronted, Fred's operating expenses were adversely affected in January by higher fixed and semi-fixed costs, reflecting high rate and usage increases of utilities, tax increases throughout our region, and insurance reserve requirements.
    "We knew the year would be a challenging one for Fred's, given the economic pressures on our customers," he added. "To help improve our competitive position, we moved forward with several new initiatives during the year that helped counter these forces. We implemented our new cooler program, completed on time, on budget, and now successfully building new sales for us. We added the Merchandising Refresher program to improve mix quality and square-foot performance, along with an aggressive labor expense management program. We opened 65 stores and 20 pharmacies during 2005 and managed our inventories throughout the year, which improved cash flow and inventory turnover, contributed to store expense leverage of 70 basis points as a percent of sales, and allowed us to reduce long-term debt by $17 million at year-end. We think these initiatives will continue to produce positive results for us in the coming year, contributing to ongoing growth in our business, better operational performance and improved earnings."
    Retail sales by Company stores for the fourth quarter of 2005 increased 11% and total sales for the quarter also rose 11% to $456.5 million versus $410.3 million in the same period last year. On a comparable store basis, sales rose 2.5% for the quarter. For 2005, retail sales by Company stores increased 10% and total sales for the period also rose 10% to $1.589 billion from $1.442 billion in the prior year. Comparable store sales for 2005 increased 1.2% over the same period last year.
    Fred's gross profit for the fourth quarter increased 11% to $125.7 million from $113.3 million in the prior-year period. Gross margin for the quarter was 27.5% versus 27.6% last year. The decline for the quarter resulted from the product mix being more toward basic and consumable products, as well as increased freight-in costs on purchases. Additionally, the LIFO index on pharmacy department inventory increased more this quarter than the fourth quarter of last year. Gross profit for 2005 increased 11% to $448.2 million from $405.3 million in 2004. Gross margin for 2005 was 28.2% versus 28.1% last year.
    Selling, general and administrative expenses for the fourth quarter of 2005 declined to 24.3% of sales versus 24.5% of sales in the year-earlier period. The improvement in the fourth quarter resulted primarily from leveraging labor expenses in the stores by 70 basis points. Offsetting expense increases, which were higher than planned, included those for utilities, taxes, and insurance reserve requirements. In 2005, selling, general and administrative expenses increased to 25.7% of sales compared with 25.4% of sales in 2004. The increase in full-year expenses as a percentage of sales resulted from fuel-related costs, utilities, and Hurricane Katrina repairs and maintenance.
    Operating income for the fourth quarter of 2005 increased 16% to $14.5 million from $12.5 million in the year-earlier period. Operating income improved to 3.2% of sales in the fourth quarter of 2005 compared with 3.1% of sales in the fourth quarter of 2004. Operating income for 2005 increased 2% to $40.1 million from $39.4 million in the prior-year period. Operating income for 2005 was 2.5% of sales compared with 2.7% of sales last year.
    Looking ahead, the Company expects earnings per diluted share to be in the range of $0.71 to $0.77 for 2006. These estimates include charges of $0.03 per diluted share relating to the expensing of stock options. Excluding the effect of expensing stock options, earnings per diluted share for 2006 are expected to be 12%-21% higher than actual earnings per diluted share for 2005. Fred's expects earnings per diluted share in the first quarter of 2006 to be in the range of $0.16 to $0.18. Fred's bases these earnings estimates on following assumptions:

    -- Comparable store sales for the first quarter are expected to increase in the range of 1%-3% and are anticipated to increase for the full year in the range of 3%-5%. Total sales are expected increase in the range of 8%-11% for the first quarter and 11%-15% for the year.

    -- The Company expects to open 60-70 new stores and 20-25 new pharmacies in 2006 and close 5-10 stores and 5-10 pharmacies, with the net effect being an increase selling space in the range of 8%-10%.

    -- A net effect of $0.05-$0.06 per diluted share (included in 2006 guidance) from the implementation of Medicare Part D, reflecting a lower margin on pharmacy sales, which contains a partial offset from increasing Part D scripts.

    -- Excludes any estimated potential impact from the federally approved Average Manufacturer's Price (AMP) program that will become effective in 2007, which could be initiated earlier by individual states.

    -- Depreciation and amortization expense is expected to be approximately $30 million. Planned capital expenditures in 2006 are expected to be approximately $30-$35 million.

    Fred's Inc. operates 648 discount general merchandise stores, including 24 franchised Fred's stores in the southeastern United
States. For more information about the Company, visit Fred's website on the Internet at www.fredsinc.com.

    A public, listen-only simulcast and replay of Fred's fourth quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 9:00 a.m. Eastern Time today and a replay of the call will be available beginning at approximately 12:00 p.m. Eastern Time and will run until April 23, 2006.

    Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic trends, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same, a disruption in the Company's data processing services, costs and delays in acquiring or developing new store sites, and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



                              FRED'S INC.
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)


                                       13 Weeks    13 Weeks
                                        Ended       Ended
                                       Jan. 28,    Jan. 29,   Percent
                                         2006        2005     Change
                                      ---------   ---------   -------
Net sales                             $ 456,531   $ 410,306    11.3%
Operating income                      $  14,529   $  12,520    16.0%
Net income                            $   9,568   $  10,412    -8.1%
Net income per share:
   Basic                              $    0.24   $    0.27   -11.1%
   Diluted                            $    0.24   $    0.27   -11.1%
Average shares outstanding:
   Basic                                 39,681      39,399
   Diluted                               39,807      39,532


                                       52 Weeks     52 Weeks
                                        Ended        Ended
                                       Jan. 28,     Jan. 29,  Percent
                                         2006        2005     Change
                                      ---------   ---------   -------
Net sales                            $1,589,342  $1,441,781    10.2%
Operating income                     $   40,081  $   39,426     1.7%
Net income                           $   26,094  $   27,952    -6.6%
Net income per share:
   Basic                             $     0.66  $     0.71    -7.0%
   Diluted                           $     0.66  $     0.71    -7.0%
Average shares outstanding:
   Basic                                 39,632      39,252
   Diluted                               39,772      39,532





                              FRED'S INC.
             Unaudited Fiscal 2005 Fourth Quarter Results
               (in thousands, except per share amounts)


                           13 Weeks                13 Weeks
                            Ended                   Ended
                           Jan. 28,     % of       Jan. 29,     % of
                             2006       Total        2005       Total
                      -------------- --------- ------------- ---------
Net sales             $      456,531    100.0% $     410,306    100.0%
Cost of goods sold           330,867     72.5%       297,012     72.4%
                      -------------- --------- ------------- ---------
Gross profit                 125,664     27.5%       113,294     27.6%
Selling, general and
 administrative
 expenses                    111,135     24.3%       100,774     24.5%
                      -------------- --------- ------------- ---------
Operating income              14,529      3.2%        12,520      3.1%
Interest expense, net            106      0.1%           251      0.1%
                      -------------- --------- ------------- ---------
Income before income
 taxes                        14,423      3.1%        12,269      3.0%
Provision for income
 taxes                         4,855      1.0%         1,857      0.5%
                      -------------- --------- ------------- ---------
Net income            $        9,568      2.1% $      10,412      2.5%
                      ============== ========= ============= =========
Net income per share:
     Basic            $         0.24           $        0.27
                      ==============           =============
     Diluted          $         0.24           $        0.27
                      ==============           =============
Weighted average
 shares outstanding:
     Basic                    39,681                  39,399
                      ==============           =============
     Diluted                  39,807                  39,532
                      ==============           =============



                 Unaudited Fiscal 2005 Annual Results
               (in thousands, except per share amounts)


                           52 Weeks                52 Weeks
                            Ended                   Ended
                           Jan. 28,     % of       Jan. 29,     % of
                             2006       Total        2005       Total
                      -------------- --------- ------------- ---------
Net sales             $    1,589,342    100.0% $   1,441,781    100.0%
Cost of goods sold         1,141,105     71.8%     1,036,474     71.9%
                      -------------- --------- ------------- ---------
Gross profit                 448,237     28.2%       405,307     28.1%
Selling, general and
 administrative
 expenses                    408,156     25.7%       365,881     25.4%
                      -------------- --------- ------------- ---------
Operating income              40,081      2.5%        39,426      2.7%
Interest expense, net            826      0.1%           793      0.1%
                      -------------- --------- ------------- ---------
Income before income
 taxes                        39,255      2.4%        38,633      2.6%
Provision for income
 taxes                        13,161      0.8%        10,681      0.7%
                      -------------- --------- ------------- ---------
Net income            $       26,094      1.6% $      27,952      1.9%
                      ============== ========= ============= =========
Net income per share:
     Basic            $         0.66           $        0.71
                      ==============           =============
     Diluted          $         0.66           $        0.71
                      ==============           =============
Weighted average
 shares outstanding:
     Basic                    39,632                  39,252
                      ==============           =============
     Diluted                  39,772                  39,532
                      ==============           =============





                              FRED'S INC.
                        Unaudited Balance Sheet
                            (in thousands)


                                              January 28,  January 29,
                                                 2006         2005
                                               ---------   ---------
ASSETS:
Cash and cash equivalents                      $   3,145   $   5,365
Inventories                                      303,800     275,365
Receivables                                       20,622      19,449
Other non-trade receivables                       11,181      11,821
Prepaid expenses and other current assets         10,790       6,967
                                               ---------   ---------
   Total current assets                          349,538     318,967
Property and equipment, net                      139,899     140,547
Other noncurrent assets                           8,704        5,710
                                               ---------   ---------
   Total assets                                $ 498,141   $ 465,224
                                               =========   =========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                               $  78,491   $  70,503
Current portion of indebtedness                      510          18
Current portion of capital lease obligation          543         666
Accrued expenses and other                        31,449      26,708
Deferred income taxes                             18,329      17,490
Income taxes payable                               6,196           0
                                               ---------   ---------
   Total current liabilities                     135,518     115,385

Long-term portion of indebtedness                  6,338      23,181
Deferred income taxes                             10,494       7,701
Long-term portion of capital lease
 obligations                                         477       1,031
Other noncurrent liabilities                       5,719       3,380
                                               ---------   ---------
   Total liabilities                             158,546     150,678
Shareholders' equity                             339,595     314,546
                                               ---------   ---------
   Total liabilities and
    shareholders' equity                       $ 498,141   $ 465,224
                                               =========   =========




    CONTACT: Fred's Inc.
             Jerry A. Shore, 901-362-3733, Ext. 2217